LICENSE AGREEMENT
FOR SOFTWARE TOGETHER WITH ASSOCIATED, ISSUED AND PENDING PATENT
APPLICATIONS AND KNOW-HOW

THIS AGREEMENT effective __________________, 2007 is entered into by and between the following parties:

Ralph Allan Wimmer (“RAW”) 4783 Woodley Drive West Vancouver, BC (Hereinafter RAW)	Bright Screens Inc. (“BSI”) 10120 S. Eastern Ave., Suite 200 Henderson, NV USA 89052 A Nevada corporation (Hereinafter License)

BACKGROUND

WHEREAS, Ralph Allan Wimmer (“RAW”) possesses the patents (issued and pending) for the Optical Channel Plates Technology, and which is defined in more detail below:

WHEREAS, RAW is the owner of issued United States Letters Patent as follows:

U.S. Patent US 6,928,219 was granted on August 9th, 2005;

U.K. GB 2364791 was granted on December 29th, 2004; and

E.P. 1325363 was granted on 8th November 2006 - presently being validated in Germany, France and Ireland. The German patent office has assigned the patent number DE 601 24 412.5-08 to the EP (DE) patent. The French and
Irish patent offices will use the European Patent number.

WHEAREAS, Bright Screens, Inc. (“BSI”), now wishes to become a Licensee of
RAW in order to obtain, utilize and commercialize the Optical Channel Plates Technology.

NOW, THEREFORE, in consideration of the terms and conditions and mutual promises contained herein, the parties agree as follows:

2. DEFINITIONS

The following capitalized terms are used herein with the following meanings:

A. “Licensed Patents” refers to the issued U.S. Patents 6,928,219 and UK patents 2364791, and to any and all U. S. Patents issuing from the Applications and any foreign patents corresponding to the Applications.

B. “Applications” means the applications for any other jurisdiction which stem from the original GB Filing.

C. “OCP Technology and Know-How” shall include the Licensed Patents, the Applications and any Know-How contained in the Deliverables or otherwise disclosed to Licensee by RAW.

D. “OCP Technology” means making practical use of any of the inventions claimed in the Licensed Patents, the Applications or any of the OCP Technology or Know-How disclosed to Licensee by RAW.

E. “Affiliate” means a fifty-one percent (51%) or more majority owned subsidiary of Licensee, but such subsidiary shall be deemed to be an Affiliate only so long as such ownership exists.

I. GRANT OF LICENSE

1.1 Technology License - Subject to the terms and conditions in this License Agreement, RAW hereby grants to Licensee and to Licensee’s Affiliates (but only for so long as any such Affiliate fulfils the definition above), the right and license with respect to the OCP, to create and prepare products for sale.

1.2 The above right granted by RAW to the Project and now the Licensee and its Affiliates shall be exclusive.

1.3 Licensee shall not have the right to sublicense the OCP Technology and Know-How to any third party.

1.4 Licensee acknowledges and agrees that it is not entitled to participate in the prosecution of The Applications, and that it has no proprietary interest in the OCP Technology and Know-How except as a Licensee hereunder. Further, the parties agree that the continuing prosecution of The Applications and scope of any resulting patents shall be at RAW’s sole option. No license is granted to Licensee by RAW, either directly or by implication, estoppel or otherwise, under any patents including the Licensed Patents, except that the License of the OCP technology to Licensee shall be deemed not to infringe the RAW patents listed anywhere in the agreement.

1.5 Know - How provisions

Licensee shall treat all RAW Know-How as confidential information.

II. PAYMENTS AND ROYALTIES

Patent Royalties: For rights under any and all Licensed Patents, for a period of 20 years from the date of this agreement, a royalty of Five Per Cent (5%) of gross sales of BSI.

III. ACCOUNTING

3.1 Accounting: Licensee agrees to maintain, in accordance with Generally Accepted Accounting Practices, and keep at its principal place of business in the United States, full and accurate records on all Licensed Product manufactured, shipped, used, sold or otherwise disposed of including without limitation by way of Commercial Sale.

3.2 During the term of the License Agreement and for 12 months thereafter, Licensee agrees to allow an Independent Public Accountant(s) designated by RAW, and at RAW’s expense, during normal business hours and upon at least 48 hours notice, to examine and audit said records and any other material of Licensee that the Accountant shall deem necessary to determine the sales and net revenue of the Licensee. The Accountant shall report to RAW only whether Licensee’s reports have or have not been correct, and the amount of any error. All other information disclosed to the Accountant shall be maintained in strict confidence. Such audit shall take place no more than once per year, unless an error of greater than 5% of Licensee’s yearly revenues is found.

3.3  Licensee agrees to render to RAW within 60 days after the end of each Licensee’s business year full and accurate statements showing the amount of Licensed product shipped, or otherwise put to use by Licensee, during the proceeding quarterly business period.

IV. DELIVERABLES

RAW shall provide reasonable support to Licensee during the first six (6) months of this agreement regarding the OCP Technology and Know-How as implemented in the KCE.

V. CONFIDENTIALITY

5.1 Licensee agrees that it will hold in trust and will not disclose, distribute, copy, reproduce, reveal, publish or communicate to any person which is not an Affiliate, any of the OCP Technology and Know-How or other confidential or proprietary information of RAW.

6.1 RAW represents that no claim of infringement of any copyright, patent, trade secret or other intellectual property right has been made or is pending against RAW relative to the OCP Technology and Know-How. Notwithstanding anything to the contrary contained herein, the parties agree that due to the specified royalty and to Licensee’s incorporation and change of the technology into Licensed Products. RAW shall have no obligation to indemnify License in regard to any allegation and/or finding of infringement of any patent, copyright, trade secret or other intellectual property right hereunder. RAW assumes no liability in respect of any infringement of any patents or other rights of third parties arising from the OCP Technology and Know-How and/or Licensed Patents. Further, nothing contained herein shall be construed as an obligation to bring or prosecute actions against third party infringers of the Licensed Patents and/or the OCP Technology and Know-How.

6.2 Upon notice by RAW, Licensee agrees that it shall mark all OCP Products with the statement:  “Licensed under one or more of the following Patents: (patent numbers)”.

VII. WARRANTY AND LIMITATION OR WARRANTY

7.1 RAW warrants that it is the author of and has the full and exclusive right, title, and interest in and to the OCP Technology and Know-How and the technology known as the KCE.

7.2 License acknowledges that RAW is making no warranty or representation as to the use, operation, fitness or salability of the Licensed Products.

7.3 OTHER THAN AS SET FORTH HEREIN, THERE ARE NO OTHER WARRANTIES EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE OCP TECHNOLOGY IS DELIVERED TO LICENSEE “AS IS”. RAW SHALL NOT BE LIABLE FOR ANY DAMAGES INCURRED BY LICENSEE INCLUDING BUT NOT LIMITED TO GENERAL, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING FROM OR IN CONNECTION WITH THE DELIVERY, USE, OR PERFORMANCE OF THE OCP TECHNOLOGY AND KNOW-HOW AND/OR THE LICENSED PRODCUTS. THE PARTIES AGREE THAT LICENSEE SHALL BE SOLELY RESPONSIBLE FOR DETERMINING THE ACCEPTABILITY, FUNCTIONALITY, AND/OR THE USE OF THE OCP TECHNOLOGY AND KNOW-HOW IN LICENSED PRODUCTS.

7.4 APART FROM DAMAGES ARISING FROM LICENSEE’S BREACH OF THE CONFIDENTIALITY OR INTELLECTUAL PROPERTY PROVISIONS OF THIS LICENSE AGREMENT, LICENSEE SHALL NOT BE LIABLE FOR ANY DAMAGES INCURRED BY RAW INCLUDING BUT NOT LIMITED TO GENERAL, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING FROM ON OR IN CONNECTION WITH LICENSEE’S MARKETING OR SALE OR LICENSED PRODUCT.

VIII. TERM AND TERMINATION

8.1 Except as otherwise provided herein, this License Agreement shall continue in full force in effect for a period of twenty years, or until the expiration date of the last Licensed Patents if later.

8.2 If Licensee shall at any time default in making any payment required to be made by it under this License Agreement or shall fail to perform any of its obligations under this License Agreement, RAW, at its sole discretion, and in addition to any other remedies that it may have, at any time thereafter may terminate this agreement by giving at least thirty (30) days written notice to Licensee to terminate, which notice shall specify the breach relied upon. Licensee may prevent termination of this agreement by remedying said breach within the period of such notice.

8.3 In the event this License Agreement is terminated for any reason, all licenses and rights granted Licensee hereunder shall cease and expire. No such termination, however, shall prejudice the rights of RAW to recover any royalty or other sum due at the time of such termination, nor prejudice any cause of action or claim of RAW accrued or to accrue on account of any breach or default hereunder by Licensee.

IX. GOVERNING LAW

9.1 Governing Law: This agreement is made in and shall be governed in all respects by the laws of the state of Nevada, USA. The parties agree that all negotiations, discussions, agreements between RAW and Core Relations Corp., have taken place in Nevada and no other jurisdiction, and both parties agree that no claim shall be made that the law of any other jurisdiction shall apply to this agreement.

9.2 Both RAW and Licensee wish to avoid disputes relating to or arising out of this License Agreement. In the event of any dispute or perceived problem, each pledges itself to give notice to the other party and to seek an amicable resolution. Failure to reach agreement shall allow either party to reach resolution through Commercial Arbitration in Las Vegas, Nevada, USA.

X. GENERAL PROVISIONS

10.1 This License Agreement does not constitute a partnership agreement between the parties hereto.

10.2 This License Agreement may not be changed except by written agreement signed by the parties hereto.

10.3 Licensee shall be responsible for obtaining any an all export licenses, which may be required under this License Agreement.

10.4 All notices required or permitted to be given hereunder shall be in writing and shall be sent by Certified or by Registered Mail, or by Federal Express courier or any other means of delivery of notice where an independent and verifiable record is kept by the transmitting service addressed as follows:

To RAW:
4783 Woodley
West Vancouver, BC
Canada

To Bright Screens, Inc.
10120 S. Eastern Avenue, Suite 2
Henderson, NV 89052
USA

Either party shall give written notice to the other of any changes in its address.

10.5 Any controversy between the parties with respect to any paragraph of this License Agreement, shall not affect the validity, operability, rights, or obligations of the parties under the remaining paragraphs of this License Agreement.

10.6 This License Agreement (together with any Exhibits attached hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior agreements, oral or written, and all other communications between the parties relating to the subject matter hereof.

In witness whereof, the parties hereto have executed this agreement.

AGREED BY:

RAW	Bright Screens, Inc.

By: /s/ Ralph A. Wimmer	By: /s/ Carl Wimmer
Title: Owner	Title: President and Chief Executive Officer
Date: April 5, 2007	Date: April 5, 2007